UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2016

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Sidney Street, Suite 200 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Business Officer

Effective January 5, 2016,  Blueprint Medicines Corporation (the “Company”) appointed Kathryn Haviland as Chief Business Officer of the Company.

Prior to joining the Company, Ms. Haviland, age 39,  served as Vice President, Rare Diseases and Oncology Program Leadership at Idera Pharmaceuticals, Inc. (“Idera Pharmaceuticals”) from April 2014 to December 2015. In this role, Ms. Haviland oversaw all aspects of the product development strategy for Idera Pharmaceuticals’ rare disease and oncology pipeline programs, including preclinical research, manufacturing and drug supply, regulatory affairs, clinical development and execution and commercial planning. Prior to joining Idera Pharmaceuticals, Ms. Haviland served as Head of Commercial Development at Sarepta Therapeutics, Inc. from June 2012 to April 2014 where she was responsible for product development and commercial planning and for cultivating relationships with key opinion leaders and patient advocacy groups. In addition, Ms. Haviland previously served as Executive Director of Commercial Development at PTC Therapeutics, Inc. from April 2007 to June 2012 and held corporate development and project management roles at Genzyme Corporation from July 2005 to April 2007.  Ms. Haviland holds a B.A. from Wesleyan University with a double major in Biochemistry/Molecular Biology and Economics and an M.B.A. from Harvard Business School.

Ms. Haviland has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Haviland and any other person pursuant to which she was appointed as an officer of the Company.

Pursuant to the terms of her offer letter, Ms. Haviland is entitled to an annual base salary of $340,000 and will receive an initial sign-on bonus of $75,000 upon the commencement of her employment with the Company. Ms. Haviland is also eligible for an annual performance bonus targeted at 35% of her base salary (commencing with a pro-rated bonus for 2016).  Pursuant to the terms of her offer letter, Ms. Haviland will also be granted a stock option, effective February 1, 2016, to purchase 100,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant. The stock option will have a ten-year term and will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of Ms. Haviland’s employment with the Company and as to an additional 1/48th of the shares underlying the stock option monthly thereafter. Ms. Haviland is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans.

In connection with Ms. Haviland’s appointment as Chief Business Officer,  Ms. Haviland will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. Haviland for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of our officers. Ms. Haviland has also previously entered into a Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Ms. Haviland’s employment and for 12 months thereafter.

Appointment of Chief Medical Officer

In addition, the Board of Directors of the Company has promoted Anthony Boral,  M.D., Ph.D., as Chief Medical Officer of the Company, effective immediately. Dr. Boral, age 52, previously served as the Company’s Senior Vice President, Clinical Development from February 2015 to January 2016. Prior to joining the Company, from November 2010 to February 2015 Dr. Boral worked at the Novartis Institutes for BioMedical Research (“Novartis”) as Executive Director, Oncology Clinical Research, serving as Deputy Site Head for the Cambridge, Massachusetts site since 2013. At Novartis, Dr. Boral was responsible for the clinical aspects of various first-in-human compounds, including most recently ceritinib, an anaplastic lymphoma kinase inhibitor, and Novartis’ immune checkpoint inhibitor programs. Prior to Novartis, from 2002 to 2010 Dr. Boral worked at Millennium Pharmaceuticals, Inc. (“Millennium”), a biotechnology company in Cambridge, Massachusetts, which is now a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited, including as Vice President of Oncology Clinical Research from October 2007 to October 2010. At Millennium, Dr. Boral was responsible for various aspects of the development of VELCADE®, a first-in-class cancer therapy now approved to treat multiple myeloma and non-Hodgkins lymphoma. Dr. Boral received his B.A. from Wesleyan University and an M.D. and a Ph.D. from the Albert Einstein College of Medicine, in New York.

A copy of the Company’s press release announcing Ms. Haviland’s appointment as Chief Business Officer and Dr. Boral’s promotion to Chief Medical Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on January 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: January 6, 2016	By:	/s/ Jeffrey W. Albers
Jeffrey W. Albers
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on January 5, 2016